Exhibit 23

April 26, 2002

Securities and Exchange Commission

Judiciary Plaza

450 Fifth Street, N.W.

Washington, D.C. 20549

Re: Exhibit 10, Form N-1A

Calvert Municipal Fund, Inc.

File Numbers 811-6525 and 33-44968

Ladies and Gentlemen:

As counsel to Calvert Group, Ltd., it is my opinion that the securities being registered by this Post-Effective Amendment No. 20 will be legally issued, fully paid and non-assessable when sold. My opinion is based on an examination of documents related to Calvert Municipal Fund, Inc. (the "Fund"), including its Articles of Incorporation, other original or photostatic copies of Fund records, certificates of public officials, documents, papers, statutes, or authorities as I deemed necessary to form the basis of this opinion.

I therefore consent to filing this opinion of counsel with the Securities and Exchange Commission as an Exhibit to the Fund's Post-Effective Amendment No. 20 to its Registration Statement.

Sincerely,

/s/Susan Walker Bender

Susan Walker Bender

Associate General Counsel